                           Summary Plan Description

                                      for

                    CPS SYSYTEMS, INC. 401K RETIREMENT PLAN


                              Tables of Contents

                                                                            PAGE
                                                                            ----
     Introduction.........................................................    1

1.   Who Is Eligible for the Plan?........................................    2

2.   How Do I Become a Member of the Plan?................................    2

3.   How Do I Earn Service for Purposes of the Plan?......................    2

4.   May I Make Pre-Tax 401(k) Contributions to the Plan?.................    2

5.   Does the Company Make Any Contributions to the Plan?.................    3

6.   May I Make After-Tax Voluntary Contributions to the Plan?............    4

7.   Will the Plan Accept Rollover Contributions?.........................    4

8.   What Happens to My Contributions?....................................    4

9.   How Do I Know How Much Is In My Accounts?............................    5

10.  What Are My Benefits at Retirement?..................................    5

11.  What Happens if I Become Disabled?...................................    5

12.  What Happens to My Accounts if I Die?................................    5

13.  How Do I Name My Beneficiary?........................................    6

14.  What If I Leave the Company Before I Retire?.........................    6

15.  What About Breaks in Service?........................................    7

16.  How Will Benefits Under the Plan Be Paid?............................    7

17.  May I Make Withdrawals While I am Working?...........................    9

18.  Are Loans Available Under the Plan?..................................   10

19.  What Happens If the Plan Becomes Top Heavy?..........................   11

20.  What Else Do I Need to Know About the Plan?..........................   12

21.  What Is the Procedure for Review of Claims Which Are Denied?.........   12

22.  What Happens If The Plan Terminates?.................................   13

23.  What Are My Rights Under ERISA?......................................   13

     General Information..................................................   15

Introduction
------------

CPS SYSTEMS, INC. 401K RETIREMENT PLAN is designed to allow you and other eligible employees to share in the profits of the Company. The Plan is also intended to give you the opportunity to accumulate savings by means of salary deferral and to provide you with retirement and other benefits. The Plan first took effect on July 1, 1989 and has been revised from time to time. The revised Plan is described on the following pages.

This Summary Plan Description gives you a general outline of the major features of the Plan. It also explains your rights and obligations as a member of the Plan. If there is any conflict between the wording of this description and the Plan document, the terms and conditions of the Plan document will apply. A copy of the Plan document is available for your inspection at the Company during normal business hours. You may obtain a copy upon request.

Please read this description carefully so you will understand how the Plan works for you. If you have any questions, you should contact the Plan Administrator.

1.   Who Is Eligible for the Plan?

Any employee who is employed by CPS SYSTEMS, INC. is eligible to participate in the Plan.

2.   How Do I Become a Member of the Plan?

If you are currently a member of the Plan, you will continue to be a member of the revised Plan. Otherwise, you will become a member of the Plan on the January 1st or July 1st on or after the date you have reached age 20-1/2 and have completed at least 6 Months of Service (see Question 3).

When you become eligible to participate in the Plan, you will be asked to name your beneficiary by completing a Beneficiary Designation Form. (See Question 13 for more information on choosing your beneficiary.)

3.   How Do I Earn Service for Purpose of the Plan?

Eligibility
-----------

For purposes of joining the Plan (see Question 2), you earn 6 Months of Service when you complete an average of 83-1/3 Hours of Service per month during the 6-month period which begins on the date you are first employed or reemployed, or during any following 6-month period. (Each new period begins on the day after the end of the prior period).

Vesting
-------

For purposes of determining your vested percentage under the Plan (see Question
14), you earn a Year of Service when you complete at least 1,000 Hours of Service during any Plan Year.

Hour of Service
---------------

Hours of Service are used by the Plan to determine whether you have earned credit for periods of service. An Hour of Service is any hour for which you are paid directly or in directly by the Company, including paid holidays, vacations, sick leave, disability, layoff, jury duty, military leave and any other paid leaves of absence. However, you will receive credit for more than 501 Hours of Service for any one period of paid absence.
4.   May I Make Pre-Tax 401(k) Contributions to the Plan?

When you become a member of the Plan, you may sign a payroll agreement with the Company to have part of your Compensation deferred into the Plan on a pre-tax basis. You may choose to defer up to 15% of your Compensation for each Plan Year. However, the total amount of your deferral may not exceed the annual IRS limit. The IRS limit is $9,240 for the 1995 calendar year, but this amount may change from year to year depending upon cost of living increases. Your Compensation will continue to be deferred by this amount until you decide to change the amount or to stop making contributions altogether.

Your Compensation for purposes of the pre-tax 401(k) contribution means the total earnings paid to you by the Company before any deferrals.

You may increase or decrease your pre-tax 401(k) contribution by completing a new payroll agreement and filing it with the Plan Administrator at least 30 days before the effective date of the change. You may make such a change at least once a year and at such other times as allowed by the Plan Administrator.

You may stop making pre-tax 401(k) contributions altogether by notifying the Plan Administrator in writing at least 30 days before the date you want your contributions to stop. If you stop making pre-tax 401(k) contributions, you may begin again on any following January 1st or July 1st and on such other dates as allowed by the Plan Administrator. You must file a new payroll agreement with the Plan Administrator at least 30 days before the date you wish to resume making contributions.

Your pre-tax 401(k) contribution will not be subject to federal income taxes until it is distributed from the Plan. In addition, depending on your state or local tax laws, your pre-tax 401(k) contribution may be excluded from state and local taxes until it is distributed. However, your pre-tax 401(k) contribution will always be subject to Social Security taxes.

Because of legal requirements, pre-tax 401(k) contributions can only be made by salary reduction. Cash payments are not permitted.

5.   Does the Company Make Any Contributions to the Plan?

Matching Contributions

Each Plan Year the Board of Directors will review the Company's financial status and vote on whether to make a matching contribution.

You will receive a share of any matching contribution if you elect to make pre-tax 401(k) contributions.

If a matching contribution is to be made for the Plan Year, the amount will be equal to a percentage of your pre-tax 401(k) contributions for that Plan Year, as voted by the Board of Directors.

Any matching contribution made by the Company will be credited to your matching contribution account.

Profit Sharing Contributions

The Company may also make a profit sharing contribution to the Plan. Each Plan Year, the Board of Directors will review the Company's financial status and vote on the amount of the profit sharing contribution for that Plan Year. In years of no profit or low profit, the Company may not make a profit sharing contribution.

Each Plan Year you will receive a share of any profit sharing contribution if you complete at least 501 Hours of Service during that Plan Year or you are employed by the Company on the last day of the Plan Year.

Your share of the profit sharing contribution will be in the same proportion that your Compensation bears to the total Compensation paid to all members eligible to share in the allocation.

For example, if the total profit sharing contribution for a particular year is $20,000 and your Compensation during the year is 2% of the total Compensation for all eligible members, then your share would be $400, figured as follows:

                              2% X $20,000 = $400

Your Compensation for purposes of the profit sharing contribution for any Plan Year means the total earnings paid to you by the Company during the Plan Year. Any pre-tax 401 (k) contributions made during such period are included.

Any profit sharing contributions made by the Company will be credited to your profit sharing contribution account.

6.     May I Make After-Tax Voluntary Contributions to the Plan?

You are not permitted to make any contributions to the Plan other than pre-tax 401 (k) contributions.

7.     Will the Plan Accept Rollover Contributions?

You may contribute to the Plan distributions that you are entitled to receive (or have received) from other qualified plans. Such a contribution is called a "rollover contribution". There are three ways that you can make a rollover contribution to the Plan:

  . You may ask the other plan to make a direct transfer of your distribution into this Plan. See the administrator of the other plan for more information on this procedure.

  . You may receive the distribution from the other plan and then rollover the distribution into this Plan within 60 days of receipt. Note: your distribution may be subject to a 20% withholding by the IRS when you receive payment of the distribution. For more information on the withholding, see your tax advisor or the administrator of the other plan.

   . If you have received payment of the Distribution and rolled it into an IRA, you may roll the IRA into this Plan. You should contact the financial institution that holds your IRA for more information on this procedure.

If you wish to make a rollover contribution, you must file a written request with the Plan Administrator so that a determination may be made as to whether the distribution from the other plan (or the IRA) meets the legal requirements necessary to place your money under this Plan. You will always be 100% vested in the value of your rollover contribution account.

8.     What Happens to My Contributions?

All of the contributions go into a Trust Fund that is managed by the Trustee of the Plan. The Trustee holds and invests all contributions and any money earned by the investments.

You decide on how the contributions will be invested under the Plan. The Plan Administrator will provide you with information on what investments are available under the Trust Fund. (See the General Information Section for the organization that maintains your investments.)

9.     How Do I Know How Much Is in My Accounts?

At least once each year you will receive a statement showing the status of your accounts. This statement will tell you:

  .  Your pre-tax 401 (k) contributions made during such period.

  .  Your share of matching Company contributions made during such period.

  .  Your share of profit sharing Company contributions for such period.

  .  The value of any rollover contributions you made to the plan.

  .  Your share of investment results - earnings and losses.

  .  The current balance in all your accounts.


10.    What Are My Benefits at Retirement?

You may retire on your Normal Retirement Date and receive the full balance of your accounts under the Plan. Your benefit will be paid to you according to the methods described in Question 16.

Your Normal Retirement Date is the later of your 65th birthday or the 5th anniversary of the 1st day of the Plan Year in which you joined the Plan.

If you work beyond your Normal Retirement Date, your payments from the Plan will not start until you actually retire. However, if you work beyond age 70-1/2, your payments from the Plan will begin at that time. (See the Plan Administrator for more information.)

11.    What Happens if I Become Disabled?

If you become totally and permanently disabled before you reach your Normal Retirement Date, you will receive the full balance of your accounts under the Plan. Your benefit will be paid to you according to the methods described in Question 16.

Total and permanent disability means you are unable to do your job with the Company because of a mental or physical disability which can be expected to result in death or last for a continuous period of at least 12 months. The Plan Administrator will decide if you are disabled based on qualified medical evidence.

12.    What Happens to My Accounts if I Die?

If you die while you are working for the Company, the full balance of your accounts under the Plan will be paid to your beneficiary. (See Question 13 for more information on choosing your beneficiary.)

If you die after you have left the Company, the vested balance (see Question 14) of your accounts, if any, will be paid to your beneficiary.

If you die before payments from the Plan have begun, and the vested balance of your accounts is not greater than $3,500, the death benefit will be paid to your beneficiary in a single lump sum. If the vested balance is greater than $3,500, the death benefit will be paid as a life annuity, unless he/she elects a lump sum payment or installment payments.

If you die after your payments from the Plan have begun, your beneficiary will receive whatever death benefit is payable under the method of payment or form of annuity that was in effect on the date of your death.

13.    How Do I Name My Beneficiary?

When you become eligible to join the Plan, you will be asked to name your beneficiary by completing a Beneficiary Designation Form. You may name anyone you wish as your beneficiary. However, if you are married, your spouse is automatically entitled to receive a death benefit equal to 100% of your account balance, unless he/she consents to the naming of another beneficiary.

You may change your beneficiary designation at any time by filing a new form with the Plan Administrator. However, if you are married, any change must be consented to by your spouse.

Your spouse's consent to any non-spouse beneficiary designation must be in writing and witnessed by a notary or Plan representative.

If you do not name a beneficiary, or if your named beneficiary dies before you or before a complete distribution is made, death benefits will be paid to the following person or persons in this order: (a) your spouse, (b) your natural and adopted children, and children of deceased children by right of representation, (c) your parents, (d) your brothers and sisters, and nephews and nieces who are children of deceased brothers and sisters by right of representation, and (e) your estate.

14.    What If I Leave the Company Before I Retire?

If you stop working for the Company before your Normal Retirement Date for a reason other than death or disability, you will be vested in your pre-tax 401
(k) contribution account. You will also be vested in your matching contribution account and your profit sharing contribution account based on the following vesting schedule:

               Years of Service              Vesting Percentage
               ----------------              ------------------
                      3                              20%
                      4                              40%
                      5                              60%
                      6                              80%
                      7                             100%

If you stop working for the Company and you receive distribution of your vested benefit, the non-vested part of your matching contribution account and your profit sharing contribution account will be forfeited as of the date of your distribution. If you defer distribution of your vested benefit, the non-vested part will not be forfeited until you have 5 or more 1-year breaks in service. (See Question 15 for information on breaks in service.)

If you are reemployed before you have 5 or more 1-year breaks in service you may, within 5 years of your reemployment date, repay the amount of your distribution attributable to Company contributions and have your matching contribution account and your profit sharing contribution account restored to the extent it was forfeited as a result of the distribution.

Any forfeitures will be used to offset future Company contributions.

In determining your vested percentage, all Years of Service with the Company will be counted. (See Question 3 for information on Years of Service.)

Your benefit will be paid to you according to the methods described in Question 16.

15.    What About Breaks in Service?

A 1-year break in service occurs if you do not complete more than 500 hours in any Plan Year. However, if you are on a leave of absence approved by the Company, you will not have a break in service during your absence, provided you return to work after the end of your leave of absence.

As stated in Question 14, if you are reemployed before you have 5 or more 1-year breaks in service you may, within 5 years of your reemployment date, repay the amount of your distribution and have your matching contribution account and your profit sharing contribution account restored to the extent it was forfeited as a result of the distribution.

For purposes of preventing a break in service, if you are absent from work for maternity of paternity reasons, you will be credited with the number of Hours of Service that you would normally have worked during that period, or, where actual hours cannot be determined, 8 Hours of Service for each day of your absence. However, in no event will you be credited with more than 501 hours. An absence from work maternity or paternity reasons means you are absent from work because:

     .  you are pregnant, or
     .  you gave birth to a child, or
     .  you adopted a child, or
     .  you are caring for your child immediately following birth or adoption.

Credit will be given for the Plan Year in which the absence begins or, if not needed to prevent a break in service in that year, in the following Plan Year.

The Plan Administrator may require you to furnish proof that your absence qualifies as a maternity or paternity absence.

16.    How Will Benefits Under the Plan Be Paid?

When you retire or stop working for the Company for any reason, including total and permanent disability, your benefit under the Plan will be paid in the following manner:

  . If the amount of your benefit is not greater than $3,500, your benefit will automatically be paid to you in a lump sum.

  . If the amount of your benefit is greater than $3,500, you may elect to receive your benefits in the form of a lump sum or as an annuity or in installment payments. However, if you do not elect a method of payment within a reasonable time after you terminate your employment, your benefits will be paid to you in a lump sum. Furthermore, if you have elected to receive your account balance in the form of an annuity, the following rules will apply:

     . If you are not married, the annuity will automatically be paid in the form of a single life annuity. Under this form, you will receive a monthly benefit payment for as long as you live. Upon your death, no further benefit payments will be made. You may waive the single life annuity and elect another form of annuity or a lump sum payment.

     . If you are married , the annuity will automatically be paid in the form of a spouse joint and survivor annuity. Under this form, you will receive a monthly benefit payment for as long as you live. If you die before your spouse, he/she will receive a monthly payment for as long as he/she lives in an amount equal to 1/2 of the monthly payment you were receiving. You may waive the spouse joint and survivor annuity form and elect another form of annuity or lump sum payment as long as you have the consent of your spouse.

     . If you are married, any withdrawal that you make from the Plan after you elect the annuity will require spousal consent. Any loan you take from the Plan after you elect the annuity will require spousal consent if the portion of your account used as security for the loan exceeds $3,500.

     . If you are married and die after you elect the annuity but before the date benefits are scheduled to begin, the automatic spouse's death benefit (see Question 13) will only be 50% of your account balance and the remaining 50% of your account balance will be paid to your named beneficiary. You may waive the 50% automatic spouse's death benefit and elect another beneficiary for this portion of your account balance as long as you have the consent of your spouse.

Your spouse's consent to waive any right to the spouse joint and survivor annuity or the 50% spouse's death benefit form or to any withdrawal or to any loan must be in writing and witnessed by a notary or plan representative.

If the amount of your vested benefit is less than $3,500, your benefit will be paid to you as soon as administratively possible after you terminate or retire. However, if the amount of your vested benefit is greater than $3,500, no benefit will be paid to you until your Normal Retirement Date unless you consent in writing to an earlier payment date.

Important Notes:
----------------

  . Your distribution may be subject to a 20% withholding for federal income tax purposes unless you elect to have the distribution transferred directly to another employer plan that accepts rollovers or an Individual Retirement Account (IRA).

  . If you stop working for the Company before you reach age 55, the IRS may assess a penalty tax on the amount of your distribution.

For more information on direct transfers, withholding or the penalty tax, see your tax advisor or your employee benefits administrator.

Furthermore, if the amount of your benefit is greater than $3,500, you may elect to defer payment beyond your Normal Retirement Date. If you do elect to defer payment of your benefit, the deferral cannot be later than the April 1 following the calendar year in which you reach age 70-1/2, regardless of whether you are still working for the Company. However, if you reached age 70-1/2 before January 1, 1989, special rules may apply to you. (See the Plan Administrator for more information on these special rules.)

17.    May I Make Withdrawals While I Am Working?

Your Rollover Contribution Account
----------------------------------

You may withdraw all or a part of your rollover contribution account. There are no special rules which apply to withdrawals from this account.

Hardship Withdrawals From Your Matching Contribution Account and Your Profit
----------------------------------------------------------------------------
Sharing Contribution Account
----------------------------

You may make a hardship withdrawal from the vested portion of your matching contribution account and your profit sharing contribution account if your withdrawal is for one of the following reasons:

  .  to build, purchase or improve a house occupied or to be occupied by you,

  . to pay for all or part of the cost of your education or the education of one of your dependents,

  . to pay for all or part of any unusual medical expense for you or any of your dependents,

  .  to meet any severe financial hardship.

Hardship Withdrawals From Your Pre-Tax 401 (k) Contribution Account
-------------------------------------------------------------------

You may also make a hardship withdrawal from your pre-tax 401(k) contribution account (but excluding any earnings) if your withdrawal is for any one of the following reasons:

  .  to purchase your principal residence (excluding mortgage payments),

  .  to pay any medical expense for you and any of your dependents,

  . to pay to tuition for the next semester or quarter of post-secondary education for you or any of your dependents, or

  . to pay for the cost of preventing your aviation from, or foreclosure on the mortgage of, your principal residence.

In addition to satisfying one of the above hardship reasons, you must also satisfy both of the following requirements:

  . the amount of your withdrawal must not exceed the amount of your financial need, and

  . you must have obtained all distributions, unrelated to hardship, and any nontaxable loans currently available under this Plan or any other qualified plan of the Company.

Important Note: If you receive a hardship withdrawal from your pre-tax 401(k) contribution account, your pre-tax 401(k) contributions under the Plan will be suspended for a period of 12 months. Also, the annual IRS limit ($9,240 for 1995) on your pre-tax 401(k) contributions for the calendar year following the year in which you received the hardship withdrawal will be reduced. The limit will be reduced by the amount of pre-tax 401(k) contributions that you made under the Plan during the calendar year in which you received the hardship withdrawal.

Age 59-1/2 Withdrawals
----------------------

Upon reaching age 59-1/2, you may withdraw all or part of the vested portion of any account without restriction.

Normal Retirement Age Withdrawals
---------------------------------

Upon reaching your Normal Retirement Age, you may also withdraw all or part of any account without restriction.

Procedure for Making Withdrawals
--------------------------------

If you wish to make a withdrawal, you should ask the Plan Administrator for a withdrawal form to complete. You should return the completed form to the Plan Administrator at least 30 days before the withdrawal date.

Important Notes:
---------------

  . Your withdrawal may be subject to a 20% withholding for federal income tax purposes unless you elect to have the withdrawal transferred directly to an Individual Retirement Account (IRA).

  . If you make a withdrawal from your accounts before you reach age 59-1/2, the IRS may assess a penalty tax in addition to the income tax you would ordinarily pay on the withdrawal.

For more information on direct transfers, withholding or the penalty tax, see your tax advisor or your employee benefits administrator.


18.     Are Loans Available Under the Plan?

You may apply for a loan from the Plan by filing a written application with the Plan Administrator.

The interest you will pay on your loan will be a reasonable rate as determined by the Trustee. Your loan will be secured by your vested account balance.

The repayment schedule of your loan will be as agreed upon by you and the Trustee. However, it cannot longer be than 5 years, unless the purpose of the loan is to purchase a dwelling which within a reasonable time is to be used as your principal residence. Also, the loan must be amortized in level payments made not less frequently than quarterly over the term of the loan.

Any loans made to you cannot exceed the lesser of (1) $50,000 or (2) 1/2 of the vested portion of your account balance.

The amount of your loan must be for at least $1,000. If you already have received a loan from the Plan and wish to receive another loan, there are additional limits that may apply to your new loan. For information on these limits, please see the Plan Administrator.

If you should die or leave the Company with an outstanding loan balance, it will be deducted from your account before any benefits are paid to you or your beneficiary.

For more information on the loan program, please refer to the Loan Procedures Form which is available from the Plan Administrator.

19.  What Happens if the Plan Becomes Top Heavy?

An additional benefit may be provided if the Plan is determined to be "top-heavy." A "top-heavy" plan is one where more than 60% of the contributions or benefits are paid to "Key Employees." "Key Employees" are generally owners, officers, shareholders or highly paid employees. Each year the Plan Administrator will determine whether the Plan is "top-heavy" for that year.

If the Plan becomes "top heavy" in any year, the Plan Administrator will notify you, and the following special rules will apply that year:

  . The Company may be required to contribute a minimum amount to your account under the Plan equal to 3% of your earnings for that year. However, if the highest amount contributed for a "Key Employee" is less than 3% of earnings, the minimum contribution will not be greater than that amount.

  . Your vested interest in your profit sharing contribution account and matching contribution account will be determined according to the following vesting schedule, instead of the vesting schedule in Question 14.


               Years of Services                   Vesting Percentage
               -----------------                   ------------------
                      1                                    0%
                      2                                   20%
                      3                                   40%
                      4                                   60%
                      5                                   80%
                      6                                  100%

The above vesting schedule will continue to apply in subsequent Plan Years even if the Plan is no longer "top-heavy."

20.  What Else Do I Need to Know About the Plan?

  . You do not have to become a member of the Plan to stay employed. The Plan does not give you any rights to continued employment or to any benefits except those you earn under the terms of the Plan.

  . For the protection of your interests and those of your dependents, your benefit under the Plan cannot be taken, transferred or assigned. However, if a court order under a state domestic relations law is determined to be a "qualified domestic relations order", some or all of your benefit under the Plan may be paid to someone other than you, your present spouse or your named beneficiary. See the Plan Administrator if you have any questions relating to domestic relations orders.

  . The IRS places certain limits on the maximum contributions you and the Company can make on your behalf. It is not expected that these limits will be exceeded under the Plan. If any of these limits are exceeded, you will be notified.

  . If you are a "Highly Compensated Employee", the IRS places additional limits on the amount of your pre-tax 401(k) and/or matching contributions. If these limits are exceeded, your contributions will be reduced and any excess contributions (plus earnings) will be paid to you. However, if you are not vested, any excess matching contributions will be forfeited and applied to reduce future Company contributions. You will be notified if it becomes necessary to reduce any of your contributions.

  . Because the Plan bases benefits solely on the amount of funds in your accounts, it is not insured by the Pension Benefit Guaranty Corporation
    (PBGC).

  . Prior to 1994, the law required that the Plan, in determining your benefits, only recognize compensation up to $200,000, as indexed annually to reflect cost of living increases. Effective January 1, 1994, the limit has been decreased to $150,000, as indexed periodically to reflect cost of living increases. This limit will be adjusted each year for cost of living increases. The limit will be applied to certain highly compensated employees and their family members who participate in the Plan as if they were a single participant of the Plan. Your Plan Administrator can provide you with more information about this rule.

21.  What Is the Procedure for Review of Claims Which Are Denied?

You will automatically receive your benefit from the Plan when you terminate or retire. You will be asked to complete a form for such items as address, form of payment desired, etc. If you feel that you are not getting the benefit to which you are entitled, you may file a written claim with the Plan Administrator.

The Plan Administrator rules on every claim that is filed. Within 60 days of the Plan Administrator receives your claim, it will be approved or denied. If there are special circumstances, you may receive notice that the decision on your claim will take longer than 60 days. (The Plan Administrator then has an additional 60 days to make a decision.)

If your claim is denied, the notice of the claim denial will include:

  . The specific reason for the denial.

     . Specific reference to the Plan provisions on which the denial is based.

     . A description of any additional material or information you should present to the Plan Administrator in order to have your claim reviewed, and an explanation of the reason you must submit this information.

     . An explanation of the procedure you must follow if you want to appeal the denial of your claim.

If you do not receive such a written notice within 60 days (or in special circumstances - 180 days), you may assume that your claim has been denied and proceed with the review procedures for denied claims as described below.

If your claim for benefits under the Plan is denied, you may make a written request for a review of your claim within 60 days after you receive notice of the denial. This request must be sent to the Plan Administrator,

You may also review the Plan documents and submit issues and comments in writing. You have the right to be represented by an attorney or any other representative of your choice. You may also request that the review be in the nature of a hearing.

The Plan Administrator must inform you of the decision not later than 60 days after receiving your request for a review. This 60-day period may be extended for an additional 60 days if there are special circumstances, such as the need for a hearing. The decision on the review will be in writing and include reasons for the decision, as well as specific references to the Plan provisions on which the denial is based.

22.       What Happens if the Plan Terminates?

The Company intends to maintain the Plan indefinitely. However, it is always possible that something could happen that would make it necessary for the Company to terminate the Plan. If this happens, you and all other members will automatically become fully entitled to the total balance in your accounts under the Plan.

23.       What Are My Rights Under ERISA?

You are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan members shall be entitled to:

     . Examine without charge at the Company all Plan documents and copies of all documents filed by the Plan Administrator with the U.S.
          Department of Labor, such as annual reports and Plan descriptions.

     . Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

     . Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each member with a copy of this summary annual report.

     . Obtain a statement of the total balances in your accounts and what your benefit would be if you stopped working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to have a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement free of Charge.

In addition to creating rights for Plan members, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan members and beneficiaries.

No one, including your employer, may fire you or discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                              General Information

Name of Plan:
-------------
     CPS SYSTEMS, INC. 401K RETIREMENT PLAN

Name and Address of Company:
----------------------------
     CPS SYSTEMS, INC.
     3400 CARLISLE, SUITE 500
     DALLAS, TX 75204

Names Address and Telephone Number of Plan Administrator:
---------------------------------------------------------
     CPS SYSTEMS, INC.
     3400 CARLYLE, SUITE 500
     DALLAS, TX 75204

Agent for Service of Legal Process:
-----------------------------------
     Plan Administrator

     Service of legal process may also be made upon a Plan Trustee.

Name and Address of Trustee(s):
------------------------------
     PAUL E. KANA & JAMES k. HOOFARD, JR.
     3400 CARLISLE, SUITE 500
     DALLAS, TX 75204

Plan Number:
------------
     001

Type of Plan:
-------------
     Defined Contribution - Profit Sharing 401(k)

Type of Plan Administration:
----------------------------
     The Plan is self-administered by the Company.

Employer Identification Number:
-------------------------------
     75-1607857

Plan Year:
----------
     January 1 to December 31

Ending Date of Employer's Fiscal Year:
--------------------------------------
     December 31

Organization Maintaining Investments:
-------------------------------------
     The New England

Although this booklet serves as a brief summary of the Plan, the final interpretation of the Plan and benefits provided are governed by the legal Plan documents.